SEPARATION AGREEMENT AND GENERAL RELEASE

1.Purpose of Agreement.  The intent of this Separation Agreement and General Release (“Agreement”) is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of Gerry Edwards (“Employee”) with Intersil Corporation or one of its subsidiaries (the “Company”) and the termination thereof.

This Agreement becomes effective on the eighth day after it is executed by Employee (“Effective Date”).

2.Continued Employment and Provision of Transition Services.

Employee will remain in his position as Senior Vice President, Worldwide Operations and Technology through January 25, 2015.  For the period January 26 through April 2, 2015, Employee will provide such transition services as may be requested by the Chief Executive Officer. Employee’s employment with the Company will terminate on April 3, 2015.   Provided Employee accepts no other employment and complies with the provisions of this Agreement, Employee will continue to be paid his salary as in effect on December 2, 2014 and Employee will continue to participate in the Company’s benefit and equity programs through April 2, 2015.  In the event Employee accepts other employment prior to April 3, 2015, salary payments and participation in the Company’s benefit and equity plans will cease as of the date of his acceptance of other employment.  In the event the Company terminates Employee’s employment prior to April 3, 2015 without a reasonable determination that Employee has failed to provide transition services in a manner acceptable to the Chief Executive Officer, Employee will continue to be paid his salary as in effect on December 2, 2014 and Employee will continue to participate in the Company’s benefit and equity programs through April 2, 2015.  The Company will also pay Employee the cash equivalent of any accrued, unused vacation time, less any legally required State and Federal withholdings through the earlier of the day he accepts other employment and April 2, 2015. Neither Employee’s continuing participation in any equity or benefit programs nor Employee’s execution of this Agreement assure Employee’s continued employment for any particular period of time.

3.Consideration Paid by the Company for Agreement.  Provided that (i) Employee has not, prior to April 3, 2015 terminated his employment with the Company or accepted other employment; (ii) the Company has not, prior to April 3, 2015 reasonably determined that Employee’s employment should be terminated for failure to perform as set forth in Section 2 of this Agreement; and (iii) this Agreement and Release of All Claims (attached hereto as Exhibit A and incorporated herein by reference) have been executed and not revoked by Employee, the Company will pay Employee consideration set forth in this Section 3 (the “Consideration”).  The Consideration will consist of the following:

a)

Welfare Benefits: Provided that Employee timely elects medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the period beginning April 3, 2015 and ending April 3, 2016 (the “Benefits Period”), the Company will reimburse Employee, on an after tax basis, for premiums amounts paid under COBRA for the Benefits Period in excess of premium amounts paid by Employee for such coverage while employed by the Company.  Such reimbursement will cease if

Employee becomes employed by another employer, or becomes insured other than under COBRA, prior to April 2, 2016.  Any life insurance that Employee had through Intersil’s life insurance program as of April 2, 2015 will cease as of April 2, 2015.  Employee may choose to convert his current life insurance coverage per the terms of Intersil’s life insurance conversion program through CIGNA.

b)

Incentive Payout: Employee will also receive, dependent on the Company’s fourth quarter 2014 business results, an incentive payout, if any, calculated at the same payout factor and metrics used in 2014 for Executive Incentive Plan (“EIP”) payouts based on the Company’s fourth quarter 2014 business results.  Employee will receive an incentive payout based on “actual” results on the annual MBO portion of the incentive plan. The incentive payouts, if any, will be distributed to Employee at the same time payouts are made to employees at the Company.  Employee will not be eligible for any incentive payouts for periods beginning after December 31, 2014.

c)

Lump Sum Cash Payment: The Company will provide Employee a lump sum payment of $303,625 within 10 business days of signing the Release of All Claims form (Exhibit A) on Employee’s last day of employment with the Company.

d)Stock Options:  Stock options issued to Employee prior to January 30, 2015 under the Company’s 2008 Equity Compensation Plan, as amended (the “Plan”), will continue to vest through April 2, 2015.  Any unvested stock options held by Employee on April 3, 2015 will not be exercisable by Employee and will expire.  Employee will have 90 calendar days immediately following the vesting of any stock options to exercise such stock options.  After such 90-day period any unexercised vested stock options held by Employee will no longer be exercisable and will expire.

e)

Stock Units:  Unvested RSUs, DSUs and MSUs (“Stock Units”) held by Employee will continue to vest through April 2, 2015.  Any Stock Units held by Employee that have not become vested as of April 2, 2015 will expire and be forfeited.  All Stock units that have become vested as of April 2, 2015 will be released as quickly as administratively possible, but in no event prior to the eighth day following Employee’s execution of this Agreement and the Release of Claims.

Unless expressly provided otherwise in this Agreement, the payments listed above in this Section 3 will be subject to all legally required state and federal withholdings.  Should any of the Consideration be provided to Employee and Employee does not sign this Agreement within the twenty-one day review period or Employee signs and subsequently revokes the Agreement as provided herein, Employee shall immediately reimburse Company for the full amount of any Consideration paid to Employee or paid on Employee’s behalf by the Company.  Employee acknowledges and agrees that but for Employee’s execution of this Agreement and the Release of Claims, Employee would not otherwise be entitled to the Consideration.

4.Release and Waiver.    In consideration for the payments and undertakings described in this Agreement, Employee releases and waives any and all claims that he/she might possibly have against the Company, whether Employee is aware of them or not.  In legal terms, this means that, individually and on behalf of Employee’s representatives, successors, and assigns, Employee does hereby completely release and forever discharge the Company, its parents, subsidiaries, affiliates, successors, assigns, directors, officers, managers, agents, and past and present employees (“the Releasees”) from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against them arising from or in any way connected with Employee’s employment with the Company and/or the termination thereof.  Other than Worker’s Compensation claims and claims for California unemployment insurance benefits, which are not subject to this Agreement, this release and waiver covers all federal, state, statutory, common law, constitutional and other claims, including but not limited to:

a)Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

b)Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

c)Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

d)Any and all claims for wages, salary, commissions, bonuses, or any other compensation or benefits of any kind, and associated penalties and interest;

e)Any and all claims for disability benefits of any kind;

f)Any and all claims for retaliation or for discrimination or harassment based on sex, race, age, national origin, religion, disability, medical condition, or any other protected characteristic under federal, state or municipal statutes or ordinances; any claims whatsoever under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Unruh Act, the Whistleblower Protection Act, the Worker Adjustment and Retraining Notification Act, the Federal False Claims Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the California Family Right Act, the California Labor Code, and all other local, state, and federal laws and regulations relating to or governing the employment; and

g)Any and all claims for attorneys’ fees or costs.

Employee agrees to never file any lawsuits or complaints or institute any legal, equitable, or administrative proceedings, asserting any claims or rights that are released under this Agreement, and waives any and all claims of reassignment or reinstatement by Company, except as otherwise allowed under the law. Employee further agrees that if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit, except in the event that Company is in breach of this Agreement.

5.All Wages Paid.  The Company has paid or will pay in accordance with normal payroll procedures all wages and remuneration of any kind owed to Employee as a result of services provided by Employee to the Company through the earlier of Employee’s April 2, 2015 and the date Employee accepts other employment, including but not limited to Employee’s salary through his last day of employment, all accrued, unused vacation pay through that date, all overtime compensation, all bonuses owed to Employee through that date, and all authorized, reimbursable business expenses, if any, incurred by Employee as a result of Employee’s employment with the Company. The Employee represents, warrants and agrees that upon payment of the payment set forth in this Agreement he/she has no claims for unpaid wages, missed and/or interrupted meal and rest periods, bonuses or other compensation against the Company.

6.Waiver of Unknown Future Claims.  Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives Employee the right not to release existing claims of which Employee is not now aware, unless Employee voluntarily chooses to waive this right.  Even though Employee is aware of this right, Employee nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, arising from the subject matter of this Agreement.

7.Return of Company Property.  Employee hereby represents that he/she has returned (or will return no later April 2, 2015) to the Company all property belonging to the Company, including but not limited to all proprietary and/or confidential information and documents in any form belonging to the Company, cell phone, notebook computer, Blackberry, alpha-pager or beeper, keys, badge, phone card, computer user name and password, and voicemail password.  Employee further acknowledges and agrees that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in this Agreement unless and until Employee has satisfied all of the obligations pursuant to this paragraph.

8.Company’s Trade Secret / Confidential Information.   The Employee agrees that the Company is engaged in a highly competitive business.  The Company's involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time.  As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable trade secrets and confidential information that are peculiar to the Company's business and the disclosure of which would cause the Company great and irreparable harm.

The term "Trade Secrets" means any information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company's competitors.  To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, capacity, testing, installation, implementation and customizing techniques and procedures concerning the Company's present and future products and services.

The term "Confidential Information" means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to financial information, supply and service information, marketing information, personnel information, and customer information.

The Employee agrees, except as specifically required in the performance of Employee’s duties for the Company, that Employee will not, during the course of Employee’s employment by the Company and for so long thereafter as the pertinent information or documentation remain Trade Secrets, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets or Confidential Information.  The restrictions set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of the Employee.

9.Confidentiality of Agreement.  The parties agree that the terms and conditions of this Agreement are strictly confidential and neither party shall disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except as follows:  (a) as required by court order; (b) to Employee’s spouse; or (c) to either party’s employees with a need to know, attorneys, and accountants. Employee further  agrees that neither he/she,  respective family members, attorneys, nor agents shall issue any publicity release to any news media or the internet or otherwise publicize or give out in any manner the term of this Agreement, any facts relating to the settlement of these matters, or any information obtained from the Company during the course of this Litigation, or any information regarding his claims against Company, including but not limited to the contents of documents produced to Employee and Employee’s counsel by the Company. Except as otherwise provided herein, Employee agrees not to assist or facilitate the pursuit of any claims, lawsuits, complaints or charges against the Company by any other person or party in any courts or governmental agency proceedings which relate or refer to group insurance plans or group insurance policies issued by the Company. The foregoing restrictions do not apply to any documents which are Employee’s own medical records so long as any notes, Bates labels, or other identifiers regarding the Company that may have been affixed to those medical records have first been redacted.  In the event of a breach by Employee of the terms of this paragraph, Company may commence an action for all remedies allowed by law or equity to restrain such breaches and for damages.

10. Non-Disparagement, Non-Solicitation and Use of Confidential Information

and Trade Secrets.

a) Employee agrees that he will not engage in any conduct that is injurious to the Company's reputation and interests, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company or any of its directors, officers, employees or agents.  Company agrees not to engage in any disparagement of Employee.  Notwithstanding the above, neither the Employee nor the Company shall be prohibited from providing truthful information in response to a subpoena or other legal process.

b)  Employee agrees that during his employment with the Company and until April 3, 2016, Employee shall not use confidential or trade secret information to solicit or induce, or cause to solicit or induce, directly or indirectly, any employees, consultants or agents of the Company, to leave the Company or in any way modify their relationship with the Company.  This restriction includes disclosing or otherwise using any information concerning the Company's employees.

c)  Employee shall not use Company confidential or trade secret information to interfere, directly or indirectly, with any business relationship between the Company, on the one hand, and any other person or entity, on the other hand.

In the event of Employee’s breach of this Section 10, the Company shall be entitled to permanently cease any and all payment of the Consideration and invoke any and all remedies against Employee that may be available under applicable laws or this Agreement.

11.Interpretation and Construction of Agreement.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.  Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

12.No Admission of Liability.  By entering into this Agreement, the Company is not admitting to any liability, wrongdoing or legal violation whatsoever with regard the employment relationship between the parties or with respect to any claims released herein.  The Company expressly denies any and all such liability and wrongdoing.

13.Waiting Period.  Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, the Company hereby advises Employee to consult with an attorney prior to signing this Agreement.  The Company also advises Employee that Employee has up to twenty-one (21) days within which to consider whether Employee should sign this Agreement.  Employee may execute the Agreement at any time within this 21-day period.  In addition, should Employee choose to sign the Agreement, Employee shall have seven (7) days following the date on which he signed the Agreement to revoke it by faxing a written revocation to the Company’s Senior Vice President of Human Resources, facsimile number 321-729-1007.  This Agreement does not become effective until after this seven-day revocation period has elapsed.

14.Complete and Voluntary Agreement.  Employee acknowledges that Employee has read and understands this Agreement; that Employee has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to Employee and may have been assisted by legal counsel in the negotiation of the terms of this Agreement; that Employee is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that Employee is executing this Agreement voluntarily, free of any duress or coercion.  Employee specifically understands that by entering into this Agreement Employee is forever foreclosed from pursuing any of the claims Employee has released and waived pursuant to Sections 4 and 6 above.  Employee acknowledges that the Company does not warrant or represent tax consequences, if any, of this Agreement and Employee agrees that Employee is relying on Employee’s own legal and/or tax advisor and not the Company with respect to any aspects of this Agreement. Any tax or costs, attorneys’ fees, penalties, or interest incurred or assessed to Employee are Employee’s sole responsibility.

15.Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. The parties intend that this Agreement be enforced to the fullest extent permitted by law and agree that it does not cover claims which cannot be released as a matter of law.

16.Scope of Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Except as expressly provided herein and except for the terms of the Employee Agreement concerning Intersil’s proprietary and confidential information, this Agreement supersedes and renders null and void any and all prior agreements between Employee and the Company.  No provision of this Agreement may be waived except by a writing signed by the Party to be charged, nor may this Agreement be amended except by a writing executed by both Parties. Should either party default in any material manner with respect to the obligations herein, the non-defaulting party shall have all remedies allowed by law and equity, and the non-breaching party shall be entitled to recover its reasonable attorneys’ fees, expenses, and costs incurred in enforcing this Agreement.

17.Mediation & Arbitration.    All claims or disputes relating to this Agreement or my employment with the Company including but not limited to any disputes or claims relating to my compensation, benefits, promotions, demotions, discipline, treatment, adverse employment actions, discharge and other terms and conditions of my employment which cannot be settled through direct discussions, shall be submitted to mediation administered by the National Arbitration Forum under its rules in effect on the date of this Agreement.  If such claim or dispute cannot be settled by mediation, the Company and Employee agree to settle the claim or dispute by binding arbitration before a single arbitrator in accordance with the rules of the National Arbitration Forum in effect on the date of this Agreement.  The Company and Employee hereby waive any right to a jury trial in favor of arbitration of any such claims or disputes including any and all claims for compensation or benefits of any kind, breach of contract, discrimination, harassment, retaliation, any tort of any nature, and any and all claims arising under any federal, state or local statute, law, ordinance or regulation, including but not limited to the Civil Rights Act of 1866, 1964 (Title VII) and 1991, the Age Discrimination and Employment Act of 1967, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and all amendments to such laws; except an action for damages or injunctive relief to enforce any provisions of this Agreement or those related to the breach or threatened breach of the Company’s Employee Agreement may, at the Company’s discretion be brought in any court having jurisdiction thereof or be settled by arbitration pursuant to this Section 17.  Any award entered by the arbitrator, including awards for monetary damages and injunctive relief, shall be final and binding and judgment may be entered thereon by any party in any court of competent jurisdiction.  The Federal Rules of Civil Procedure and the Federal Rules of Evidence shall apply to any arbitration proceedings and the arbitrator shall have the power to decide any motions brought by Employee or the Company including motions for summary judgment.  The arbitrator shall have the power to award attorney’s fees and costs available under applicable law.  Except as otherwise agreed by the Company and Employee, all mediation and arbitration proceedings shall be held in Santa Clara County, California.

18.Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, if you are a "specified employee" within the meaning of Section 409A of the Code and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you (with simple interest calculated thereon at LIBOR plus 50 basis points as of the date of such separation from service) in a lump-sum payment on the earlier of (i) the first business day of the seventh month following your separation from service or (ii) the 10th business day following your death.  If your termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of your employment and which are subject to Code Section 409A shall not be paid until you have experienced a "separation from service" within the meaning of Code Section 409A.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A FULL RELEASE OF LEGAL CLAIMS, BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned parties have executed the foregoing Agreement.

Employee:

Dated:  _______________________________________________________________________________________________________

 Gerry Edwards

Company:

Dated:  _______________________________________________________________________________________________________

 Vern Kelley

__________

Exhibit A

Intersil Corporation

Employee Release Agreement

Except as otherwise set forth in this Employee Release Agreement (the “Agreement”), I, Gerry Edwards, hereby release, acquit and forever discharge Intersil Corporation (the “Company”), its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California False Claims Act; the Unruh Civil Rights Act; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s Indemnification Agreement, to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company and to provide me with the rights, benefits and payments set forth in the separation agreement entered into by the Company and me dated January 26, 2015 (the “Separation Agreement”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company or any other related party identified above. Accordingly, I agree and acknowledge that the above general release provision applies not only to claims that are presently known, suspected, or disclosed to me, but also to claims that are presently unknown, unsuspected, or undisclosed to me. I acknowledge that I am assuming the risk that the facts may turn out to be different from what I believe them to be and agree that the general release in this Agreement shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release described in the Separation Letter is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement and have been advised to do so; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following my execution of this Agreement to revoke the Agreement by providing written notice to the Company; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired without exercise, which shall be the eighth day after this Agreement is executed by me.

___________________________________________

Gerry Edwards

_______________________________

Date